Exhibit 99.1

LIBERTY MEDIA CORPORATION NAMES
RICH BAER GENERAL COUNSEL; CHARLES TANABE TO RETIRE

Englewood, Colo, November 20 - Liberty Media Corporation (Nasdaq: LMCA, LMCB) (“Liberty”) today announced that after 14 years as General Counsel, Charles Tanabe will retire at the end of the year. Succeeding him will be Rich Baer, former EVP and Chief Legal Officer of UnitedHealth Group, who will join Liberty on January 1, 2013, as SVP and General Counsel.

“We appreciate the tremendous job he has done as our General Counsel,” said John Malone, Liberty Chairman. “We wish him well on his retirement and thank him for his many years of service.”

“I want to thank Charles for his many contributions to Liberty. We have all benefited from his business wisdom and legal skills. He will be greatly missed by me and the entire Liberty team,” said Greg Maffei, Liberty president and CEO. “We're also pleased that Charles will continue to work with Liberty on special projects.”

“We are very excited, however, to welcome an attorney of Rich Baer's caliber to the team,” Maffei added. “Rich brings an extraordinary breadth of experience to Liberty from his time at UnitedHealth, Qwest and Sherman & Howard and in fact, represented Liberty while in private practice.”

As Chief Legal Officer of UnitedHealth Group, Baer oversaw the company's legal, regulatory and compliance matters. Baer previously served as General Counsel and Chief Administrative Officer of Qwest Communications where he oversaw legal, human resources, corporate communications, compliance, public policy, government relations and corporate social responsibility. Prior to joining Qwest, Baer served as chairman of the litigation department at Sherman & Howard.

Baer holds a juris doctorate degree from Duke University and a bachelor of arts degree from Columbia University.

About Liberty Media Corporation
Liberty Media (Nasdaq: LMCA, LMCB) owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Starz, LLC, SiriusXM, Live Nation Entertainment and Barnes & Noble, and minority equity investments in Time Warner Inc. and Viacom.

Contact:    Courtnee Ulrich
(720) 875-5420